EZCORP TO RESTATE CERTAIN FINANCIAL RESULTS
AUSTIN, Texas (July 17, 2015) - EZCORP, Inc. (Nasdaq: EZPW), a leading provider of pawn and consumer loans in the United States, Mexico and Canada, today announced that it will restate its financial statements for fiscal 2014 (including the interim periods within that year) and the first quarter of fiscal 2015. This decision to restate was made by the company's board of directors, upon the recommendation of management and the audit committee and in consultation with the company’s independent registered public accounting firms.

Structured Asset Sales
The restatement adjustments, all of which are non-cash, will correct certain errors relating to the accounting for Grupo Finmart’s structured asset sales in fiscal 2014 and the first quarter of fiscal 2015. Following a comprehensive review of the terms and conditions of each of the structured asset sales, management has determined that the asset sales should not have been accounted for as sales, principally due to certain control rights that Grupo Finmart retained as servicer of the loans. Because of these control rights, the trusts to which the loans were sold should be accounted for as “variable interest entities” and consolidated pursuant to ASC 810-10 (Consolidation and the Variable Interest Model), and therefore, the sales should not have been recognized for accounting purposes.

As a result of the consolidation, the prior gains on sale will be eliminated, the assets and liabilities of the trusts will be included in the company’s consolidated balance sheet and interest income (along with related expenses) will be recognized over the life of the loans. This process will result in a reduction in net income in the periods during which a structured asset sale occurred (due to the reversal of the gain on sale) and an increase in net income thereafter (due to the accrual and recognition of interest income, net of related expenses, over the life of the loans).

Although the company has not yet quantified the effect of reversing the sale accounting treatment, it should be noted that, as a result of the asset sales, the company previously recognized $39.6 million of gain ($33.0 million in fiscal 2014 and $6.6 million in the first quarter of fiscal 2015). That gain will be eliminated, but interest income in the periods subsequent to the asset sales will be increased. Grupo Finmart’s Mexican GAAP financial statements are unaffected by this adjustment.

Grupo Finmart Loan Portfolio
As previously disclosed, the company is also reviewing the Grupo Finmart loan portfolio to quantify errors that may impact current and historical amounts of loan reserves and interest income. The company has identified a number of out-of-payroll loans that had not been properly classified and accounted for as such, causing an understatement of bad debt expense and an overstatement of accrued interest revenue in prior periods. In addition, after reviewing the aging characteristics of the non-performing loans, the company, in consultation with Deloitte & Touche LLP, the company’s independent registered public accounting firm for fiscal 2014 and 2013, and BDO USA, LLP, the company’s current independent registered public accounting firm, has determined that it is more appropriate to accrue and recognize interest income over the period that payments are actually received rather than over the stated term of the loans (as has been Grupo Finmart’s historic policy). That policy has caused interest income to be recognized earlier than will be the case by recognizing interest income over the actual term.

Although these issues could be material, the company has not fully quantified the impact on bad debt reserves and accrued interest and, therefore, has not yet determined which prior reporting periods have been affected. Identified errors that relate to fiscal 2014 or the first quarter of fiscal 2015 will be corrected as part of the restatement described above. Based on the outcome of our review of the loan portfolio, we may determine that the financial statements for periods prior to fiscal 2014 should also be restated.

Additional information about these matters can be found in the company’s Current Report on Form 8-K filed with the Securities and Exchange Commission contemporaneous with the issuance of this release.

Nasdaq Plan Of Compliance
The company submitted a plan of compliance to The Nasdaq Stock Market on July 13, 2015, and continues to work diligently to complete the review and restatement and regain compliance with its reporting and listing requirements.

About EZCORP
EZCORP is a leading provider of pawn loans and consumer loans in the United States, Mexico and Canada. With approximately 7,100 teammates and 1,350 locations and branches, we give our customers multiple ways to access instant cash, including pawn loans and consumer loans in the United States, Mexico and Canada, and fee-based credit services to customers seeking loans. At our pawn and buy/sell stores and online, we also sell merchandise, primarily collateral forfeited from pawn lending operations and used merchandise purchased from customers.

EZCORP owns a controlling interest in Prestaciones Finmart, S.A.P.I. de C.V., SOFOM, E.N.R. (“Grupo Finmart,” doing business under the names “Crediamigo” and “Adex”), a leading provider of consumer loans in Mexico. The company also has a significant investment in Cash Converters International Limited (CCV.ASX), which franchises and operates a worldwide network of over 750 stores that provide personal financial services and sell pre-owned merchandise.

Forward-Looking Statements
This announcement contains certain forward-looking statements regarding the expected impact and timing of the restatement. The final amounts and the detailed presentation of the restatement will be included in the company’s upcoming filings after it has completed the work on the restatement, the company’s independent registered public accounting firms have completed their review, and the company’s audit committee has completed its final review. There can be no assurance that this information will not change, possibly materially, before the company files the restated financial statements.

These and other forward-looking statements are based on the company’s current expectations as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities or results that the company plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future are forward-looking statements. Actual results for future periods may differ materially from those expressed or implied by these forward-looking statements due to a number of uncertainties and other factors, including the risk that additional information may arise as a result of the company’s internal review, the preparation of the restated financial statements or other subsequent events that would require the company to make additional adjustments. For a discussion of a variety of risk factors affecting the company’s business and prospects, see the company’s annual, quarterly and other reports filed with the Securities and Exchange Commission. The company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

Contact:
Mark Trinske
Vice President, Investor Relations
EZCORP, Inc.
(512) 314-2220
Investor_Relations@ezcorp.com